                                                                                EXHIBIT 12

                                   UNISYS CORPORATION
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     ($ in millions)


                                                      Years Ended December 31
                                           1995      1994      1993      1992        1991
------------------------------------------------------------------------------------------
Income (loss) from continuing
    operations before income taxes      $(781.1)   $ 14.6    $370.9    $301.3   $(1,425.6)
Add (deduct) share of loss (income)
    of associated companies                 5.0      16.6      14.5       3.2        (6.5)
                                        -------    ------    ------    ------   ---------
        Subtotal                         (776.1)     31.2     385.4     304.5    (1,432.1)
                                        -------    ------    ------    ------   ---------
Interest expense (net of interest
    capitalized)                          202.1     203.7     241.7     340.6       407.6
Amortization of debt issuance
    expenses                                5.1       6.2       6.6       4.8         1.8
Portion of rental expense
    representative of interest             65.3      65.0      70.5      78.8        80.9
                                        -------    ------    ------    ------   ---------
        Total Fixed Charges               272.5     274.9     318.8     424.2       490.3
                                        -------    ------    ------    ------   ---------
Earnings (loss) from continuing
    operations before income taxes
    and fixed charges                   $(503.6)   $306.1    $704.2    $728.7     $(941.8)
                                        =======    ======    ======    ======     =======
Ratio of earnings to fixed charges         <F1>      1.11      2.21      1.72        <F1>
                                        =======    ======    ======    ======     =======

<F1>  Earnings for the years ended December 31, 1995 and 1991 were inadequate to cover fixed charges by approximately $776.1 million and $1,432.1 million, respectively.
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